Exhibit 4.2

                                                                    (Westgage I)


                    ALLONGE TO $44,064,000 PROMISSORY NOTE
                         DATED JANUARY 10, 1996 MADE
                          BY JARED ASSOCIATES, L.P.
                IN FAVOR OF BELLEMEAD DEVELOPMENT CORPORATION


     For value received, pay to the order of BELLEMEAD DEVELOPMENT CORPORATION, a Delaware corporation, having an address at 280 Corporate Center, Four Becker Farm Road, Roseland, New Jersey 07068.


                                    JARED ASSOCIATES, L.P.,
                                    a New Jersey limited partnership

                                    By:  Chubb Realty, Inc.
                                         a general partner

                                         By: /s/ Donn H. Norton
                                            -------------------------
                                              Name:  Donn H. Norton
                                              Title: President



Dated: January 10, 1996

SECURED PROMISSORY NOTE
(Westgate I)

$44,064,000.00                                                  January 10, 1996
                                                 Effective as of January 1, 1996


             FOR VALUE RECEIVED, NEW VALLEY CORPORATION, a New York corporation, having an office at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131 ("Maker"), promises to pay to the order of JARED ASSOCIATES, L.P, a New Jersey limited partnership, with an address c/o Bellemead Development Corporation, 280 Corporate Center, Four Becker Farm Road, Roseland, New Jersey 07068 ("Payee"), or such other address as Payee may designate in writing, the principal sum (the "Principal Sum") of FORTY-FOUR MILLION SIXTY-FOUR THOUSAND and 00/100 Dollars ($44,064,000.00), together with interest from the date hereof to maturity at the rate of seven and one-half percent (7 1/2%) per annum, in lawful money of the United States of America, as follows:

             1. On January 31, 1996, Maker shall pay all accrued interest on the outstanding Principal Sum from January 1, 1996 through January 31, 1996.

             2. Commencing on February 29, 1996 and on the last day of each and every month thereafter through and including December 31, 2010, Maker shall pay equal consecutive monthly installments of principal and interest, each in the amount of Two Hundred Eighty-Four Thousand Five Hundred Eighty and 00/100 Dollars ($284,580.00).

             3. On January 1, 2011 (the "Maturity Date"), the entire outstanding Principal Sum, all accrued interest and any other sums owing under this Note, shall be due and payable.

             4. Interest shall be computed over the actual number of days elapsed as if each calendar year consisted of 360 days and each calendar month consisted of 30 days.

             5. All payments on this Note shall be applied first to the payment of late charges and other fees, costs and charges, if any, payable to Payee hereunder or under any of the Security Documents, then to the payment of interest then due on the unpaid Principal Sum, and thereafter to the payment and reduction of the unpaid Principal Sum.

             6. As used in this Note, the following terms shall have the following meanings:

             (a) "Mortgage" shall mean the Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing of even date herewith from Maker, as mortgagor, to Payee, as mortgagee, securing this Note and encumbering the Mortgaged Property.

             (b) "Mortgaged Property" shall mean the real property located in the Township of Bernards, County of Somerset, State of New Jersey as more particularly described in Exhibit A to the Mortgage and commonly known as 477 Martinsville Road, Basking Ridge, New Jersey 07920, together with such additional property as is described in the granting clauses of the Mortgage.

             (c)"Security Documents" shall mean the Mortgage, the Assignment of Leases and Rents made by Maker to Payee as of the date hereof, and any and all other documents now or hereafter executed by Maker or others, which wholly or partially secure this Note.

             7. Payment of all sums under this Note is secured by the Security Documents, and Maker covenants and agrees to perform them, or cause them to be performed, strictly in accordance with their terms.

             8. Maker may prepay this Note, in whole or in part, together with accrued and unpaid interest on the portion of principal being repaid without penalty or premium, upon thirty (30) days prior written notice to Payee. All prepayments shall be by wire transfer of immediately available funds to an account designated by Payee, or by good unendorsed certified or bank cashier's check payable to Payee.

             9. In the event any installment of principal or interest due under this Note or any required payment due to Payee under the Mortgage is not paid when due and the applicable notice and/or cure period, if any, under the Mortgage has expired, Maker shall pay to Payee a "late charge" of four cents ($.04) for each dollar so overdue in order to defray part of the cost of collection.

             10. Should any default be made in the payment of any installment of principal or interest as set forth above for a period of five
(5) days after notice from Payee that such payment is due, or in the payment or performance of any of the provisions, terms, covenants or conditions contained in any Security Document, which default remains uncured at the expiration of any applicable notice and/or cure period, if any, or upon the happening of any other event by which, under the terms of a Security Document, the Principal Sum may or shall become due or payable (each of the foregoing occurrences being referred to as an "Event of Default"), then, at Payee's option, (a) the entire unpaid balance of the Principal Sum with interest accrued thereon at the then applicable rate provided above to the date of such Event of Default and thereafter at the rate of fifteen percent (15%) per annum (the "Default Rate"), and all other sums due by Maker under this Note and the Security Documents shall, without further notice to Maker, become due and payable immediately, (b) the entire unpaid balance of the Principal Sum hereof shall bear interest at the Default Rate from the date of such Event of Default until such Event of Default is cured by Maker, which interest shall be payable on each date on which an installment of interest is due hereunder, and/or (c) Payee shall be entitled to exercise such other remedies as are afforded Payee under this Note or any of the Security Documents and such other rights or remedies provided by law or equity by reason of the occurrence of said Event of Default. Payment of the sums set forth above may be enforced and recovered in whole or in part at any time by one or more of such remedies; and in such case Payee may also recover all costs of suit and other expenses in connection therewith, together with reasonable attorneys' fees and expenses and other costs of collection.

             11. This Note is subject to the express condition that at no time shall interest be payable on this Note or under any of the Security Documents at a rate in excess of the maximum permitted by law; and Maker shall not be obligated or required to pay, nor shall Payee be permitted to charge or collect, interest at a rate in excess of such maximum rate. If by the terms of this Note or any Security Document, Maker is required to pay interest at a rate in excess of such maximum rate, the rate of interest hereunder or thereunder shall be deemed to be reduced immediately and automatically to such maximum rate, and any such excess payment previously made shall be immediately and automatically applied to the unpaid balance of the Principal Sum hereof and not to the payment of interest.

             12. Payee shall in no event be construed for any purpose to be a partner, joint venturer or associate of Maker or of any lessee, operator, concessionaire or licensee of Maker in the conduct of their respective businesses.

             13. Maker hereby waives all benefits of any present or future statute of limitations or moratorium law or any other present and future law, regulation or judicial decision which (a) exempts any of the Mortgaged Property, or any part of the proceeds arising from any sale thereof from attachment, levy or sale under execution, (b) provides for any stay of execution, marshalling of assets, exemption from civil process, redemption, extension of time for payment or valuation or appraisement of any of the Mortgaged Property, (c) requires Payee to institute proceedings in mortgage foreclosure against the Mortgaged Property before any other remedy afforded Payee under this Note or the Security Documents in the event of default, or (d) conflicts with any provision of any Security Document.

             14. Maker (a) waives (i) presentment for payment, demand, notice of nonpayment, notice of protest and protest of this Note, and all other notices not provided for herein or in the other Security Documents in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, (ii) all rights of offset with respect to any payments due under this Note, and (iii) any right to a trial by jury with respect to any dispute arising under this Note or any Security Document; (b) agrees that, subject to the provisions of Paragraph 18 hereof, its liability shall be unconditional without regard to the liability of any other party and shall not be in any manner affected by any indulgence, extension of time, renewals, waivers or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and to the release of any of the Mortgaged Property with or without substitution; and (c) agrees that additional makers, endorsers, guarantors or sureties may become parties hereto without notice to it or affecting its liability hereunder.

             15. Payee shall not by any act or omission or commission be deemed to have waived any of its rights or remedies hereunder unless such waiver be in writing and signed by Payee, and then only to the extent specifically set forth therein; a waiver in one event shall not be construed as continuing or as a bar to or waiver of such right or remedy in a subsequent event.

             16. The remedies provided Payee in this Note and the Security Documents shall be cumulative and concurrent, and shall be in addition to every other right or remedy now and hereafter provided by law or equity. Such remedies may be pursued singly, successively or together against Maker, any of the Mortgaged Property, or any other security at Payee's option, and may be exercised as often as occasion therefor shall arise. The failure to exercise or delay in exercising any such remedy shall not be construed as a waiver or release thereof.

             17. This Note shall be binding upon and inure to the benefit of Maker and Payee and their respective successors and assigns, except that Maker may not assign its rights hereunder or any interest herein without the prior written consent of Payee. Payee shall have the right, without notice to or consent by Maker or any other Person, to assign to one or more assignees all or any part of, or may grant participations to one or more third parties in or to all or any part of, this Note and the Security Documents, and to the extent of any such assignment or participation (unless and to the extent otherwise stated therein) the assignee or participant of such assignment or participation shall have the same rights and benefits hereunder and under the Security Documents as it would have if it were Payee hereunder. Payee may, in connection with any such assignment or participation or proposed assignment or participation, disclose any non-public information relating to Maker and its Affiliates furnished by or on behalf of Maker or any of its Affiliates to Payee. Subject to the foregoing provisions of this Paragraph 17, the words "Payee" and "Maker" whenever occurring in this Note shall be deemed and construed to include the respective heirs, distributees, personal representatives, successors and assigns of Payee and Maker, and if there shall be more than one Maker, the obligation of each shall be joint and several. As used in this Note, the singular shall include the plural as the context requires and the phrases "any of the Mortgaged Property" shall mean "the Mortgaged Property or any part thereof or interest therein". This Note may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

             18. Notwithstanding anything to the contrary contained herein, Payee agrees that except as expressly provided in Paragraph 19 below, Maker shall have no personal liability for any amount due hereunder or under the Mortgage, and Payee agrees not to seek any deficiency judgment against Maker for any amount due hereunder or under the Mortgage in any action to foreclose the Mortgage, and agrees that any judgment obtained in any action commenced to collect the indebtedness evidenced by this Note and the other obligations of Maker secured by the Mortgage will be enforced only against (i) the Mortgaged Property, (ii) the rents, issues and profits from the Mortgaged Property, (iii) any funds held by Payee pursuant to the terms of this Note or the Mortgage, (iv) insurance and condemnation awards and proceeds, and (v) security deposits, if any. Nothing in this paragraph shall (a) be deemed to be a release or impairment of the indebtedness evidenced by this Note, or the lien of the Mortgage upon the Mortgaged Property, or of any security interest therein granted, or (b) preclude Payee from naming Maker in any proceeding to foreclose the Mortgage in the case of any Event of Default, or from enforcing any of its rights and remedies in law or equity, except as stated in this paragraph, (c) impair the right of Payee to obtain the appointment of a receiver, (d) prejudice the right of Payee as against any other entity or person now or hereafter liable for the payment of the indebtedness or other agreement for the compliance with any of the terms, covenants or conditions of this Note and the Mortgage, (e) affect any other indebtedness owing by Maker to Payee or any affiliate of Payee, or
(f) limit Payee's rights under any separate written indemnity, guaranty or other agreement now or hereafter delivered to Payee in connection with the indebtedness evidenced by the Note or otherwise.

             19. Notwithstanding any of the foregoing, nothing in this Note or the Mortgage shall be deemed to prejudice the right of Payee to recover damages against Maker and/or any other person for any misappropriation of rents (but Payee's recourse with respect to such misappropriation shall be limited to the one month period prior to the delivery of a notice of default), security deposits, insurance proceeds or condemnation awards; rents received more than one month in advance; failure by Maker to deliver to Payee on demand all rents and security deposits with respect to the Mortgaged Property from and after the occurrence of an Event of Default; failure to pay Impositions (as defined in the Mortgage) to the extent such failure would constitute waste (but Payee's recourse with respect to such failure shall be limited to amounts payable in respect of the one month period prior to the delivery by Payee of a notice of default); or material misrepresentation by Maker in the Purchase and Sale Agreement dated of even date herewith between Payee and Bellemead of Michigan, Inc., as sellers, and Maker, as purchaser.

             20. This Note shall be governed by and construed according to the laws of the State of New Jersey.



WITNESS:                                NEW VALLEY CORPORATION,
                                        A NEW YORK CORPORATION

                                        By:   /s/ Howard M. Lorber
                                            -----------------------
/s/ Charles Saperstein                       Name: Howard M. Lorber
----------------------                       Title: President
Charles Saperstein

STATE OF NEW YORK  )
                   )    SS:
COUNTY OF NEW YORK:)

             On this 10th day of January, 1996, before me personally came Howard M. Lorber, who, being by me duly sworn, did depose and say that he resides at 1050 Seawane Dr., Hewlett Harbor, New York 11557, that he is a President of NEW VALLEY CORPORATION, the corporation described in and which executed the foregoing instrument and that he signed his name thereto by order of the Board of Directors of said corporation as the act and deed of said corporation for the uses and purposes mentioned therein.


                                      /s/ Lisa J. Zydel
                                      -------------------
                                      Notary Public